                Exhibit 99.a3

CERTIFICATE OF REDUCTION OF CAPITAL

OF

SOURCE CAPITAL, INC.

Source Capital, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, and Graeme W. Henderson, President, and Richard C. Pearson, Secretary, of the Corporation, do hereby certify under the seal of the Corporation:

1.                           That the Certificate of Incorporation of the Corporation, as amended, does not prohibit the Corporation’s purchase or redemption of shares of its $2.40 Cumulative Preferred Stock, par value $3.00 per share;

2.                           That pursuant to the provisions of the General Corporation Law of the State of Delaware, as amended, the Corporation has purchased shares of its $2.40 Cumulative Preferred Stock, par value $3.00 per share, and the number of such shares so purchased during the period through December 31, 1974, was 735,210;

3.                           That the Board of Directors of the Corporation has adopted resolutions authorizing and directing the reduction of the capital represented by such 735,210 shares of $2.40 Cumulative Preferred Stock, par value $3.00 per share, which shares have been retired;

4.                           That upon the filing of this Certificate, the capital of the Corporation shall be reduced by the sum of $2,205,630;

5.                           That the assets of the Corporation remaining after such reduction of capital are sufficient to pay any debts of the Corporation for which payment has not been otherwise provided; and

6.                           That the Certificate of Incorporation of the Corporation, as amended, does not prohibit the re-issuance of such shares, which have resumed the status of authorized and unissued shares of the class to which they belong.

IN WITNESS WHEREOF, Source Capital, Inc., a Delaware corporation has caused its corporate seal to be affixed and this Certificate to be executed by Graeme W. Henderson, its President, and Richard C. Pearson, its Secretary, this 10th day of April, 1975.

SOURCE CAPITAL, INC.

		By	/s/ Graeme W. Henderson
Graeme W. Henderson
President

ATTEST:

		By	/s/ Richard C. Pearson
Richard C. Pearson
Secretary

[Seal]